UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2009

GTx, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

Delaware (State or Other Jurisdiction of Incorporation)	000-50549 (Commission File Number)	62-1715807 (IRS Employer Identification No.)
175 Toyota Plaza
7th Floor
Memphis, Tennessee 38103
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (901) 523-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
On December 11, 2009, GTx, Inc. (the “Company”) implemented a workforce reduction of 46 employees, or approximately 28% of the Company’s workforce, which workforce reduction affects most departments of the Company. The Company notified employees affected by the workforce reduction on December 11, 2009. Affected employees will be eligible to receive severance payments and continuation of medical insurance under COBRA. The Company is undertaking the workforce reduction to reflect the delay in the potential commercialization of toremifene 80 mg to reduce fractures in men with prostate cancer on androgen deprivation therapy (“ADT”). The Company expects to complete the workforce reduction by the end of December 2009.
As a result of the workforce reduction, the Company estimates that it will record a one-time severance-related charge of approximately $1.1 million in the fourth quarter of 2009. Substantially all of this charge is expected to represent cash expenditures. The severance-related charge that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.
In connection with the foregoing, the Company’s Chief Executive Officer and Chief Operating Officer recommended to the Compensation Committee of the Board of Directors (the “Compensation Committee”) that no cash bonuses be paid to the Company’s continuing employees for performance during 2009, including the Company’s “named executive officers” (as defined under applicable securities laws) under the Company’s Executive Bonus Compensation Plan, and further recommended that the Company’s continuing employees, including the named executive officers, not receive an increase in base salaries for 2010 over 2009 base salary levels. On December 11, 2009, the Compensation Committee accepted these recommendations and approved the foregoing compensatory arrangements.
This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the estimated severance-related charge and related cash expenditures, the timing for completion of the workforce reduction, and statements related to the potential commercialization of toremifene 80 mg. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that the Company and its collaboration partners will not be able to commercialize their product candidates if clinical trials do not demonstrate safety and efficacy in humans, including in any additional clinical trials that the Company may conduct in connection with the New Drug Application (“NDA”) for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT; (ii) that the Company may not be able to obtain required regulatory approvals to commercialize its product candidates, including toremifene 80 mg to reduce fractures in men with prostate cancer on ADT, in a timely manner or at all; (iii) that clinical trials being conducted or planned to be conducted by the Company and its collaboration partners may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (iv) related to the Company’s reliance on third parties to manufacture its product candidates and to conduct its clinical trials; and (v) that the Company could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force the Company to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this report. The Company’s quarterly report on Form 10-Q filed with the SEC on November 9, 2009 contains under the heading, “Risk Factors,” a more comprehensive description of these and other risks to which the Company is subject. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction and any future workforce and expense reductions, including those affecting compensation matters, may have an adverse impact on the Company’s commercial and development activities and its ability to retain key personnel. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Reference is made to the description set forth under Item 2.05 of this Form 8-K with respect to the Compensation Committee’s determinations concerning the referenced compensatory arrangements for the Company’s named executive officers, which is incorporated into this Item 5.02(e) by reference.

Item 8.01.	Other Information.
On December 11, 2009, the Company issued a press release announcing the matters described in Item 2.05 of this Form 8-K as well as certain related matters. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Number	Description
99.1	Press release, dated December 11, 2009, entitled “GTx Announces Reduction in Force”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.
Dated: December 11, 2009	By:	/s/ Henry P. Doggrell
Henry P. Doggrell,
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description
99.1	Press release, dated December 11, 2009, entitled “GTx Announces Reduction in Force”